Exhibit 99.1

ON Semiconductor Completes Acquisition of CMOS Image Sensor

Business Unit from Cypress

Company is now a Top 10 worldwide image sensor supplier offering a complete range of products between 1D and 2D sensors and across multiple end-markets

PHOENIX, Ariz. – Feb. 28, 2011 – ON Semiconductor (Nasdaq: ONNN), a premier supplier of high performance silicon solutions for energy efficient electronics, has completed its acquisition of the CMOS Image Sensor Business Unit (ISBU) from Cypress Semiconductor in an all cash transaction for approximately $31.4 million, subject to adjustment under the purchase agreement. The purchase price was approximately 1x annual sales for the division.

The ISBU purchased from Cypress includes a broad portfolio of high-performance custom and standard CMOS image sensors used in multi-megapixel machine vision, linear and two dimensional (2D) bar code imaging, medical x-ray imaging, biometrics, digital photography and cinematography, and aerospace applications. The acquired products include the VITA, LUPA, STAR and IBIS families, which are well known throughout the industry.

ISBU is expected to become an integrated part of ON Semiconductor’s Digital, Military/Aerospace and Image Sensor (DMI) division under the direction of Vince Hopkin, vice president of DMI.

“The ISBU acquisition solidifies ON Semiconductor’s position as a Top 10 worldwide image sensor supplier and a leading supplier of CMOS Image Sensor products,” said Hopkin. “The 2D high-speed CMOS image sensors from the ISBU are a natural complement to ON Semiconductor’s existing electro-optical product portfolio which includes 1D CMOS linear contact image sensors (CIS), ambient light sensors (ALS) and proximity sensors. In addition, the acquisition strengthens the company’s talent base and adds an experienced design and applications engineering team for the image sensor market segment. Overall, the 2D high-speed CMOS image sensors from the ISBU significantly strengthens and complements ON Semiconductor’s image sensor products for the industrial, medical, computing and military/aerospace markets.”

With this acquisition, ON Semiconductor acquires approximately 100 patents and patent applications related exclusively to the business and receives appropriate intellectual property licenses from Cypress Semiconductor in order to continue to conduct and grow the business. As part of the transaction, approximately 70 Cypress Semiconductor ISBU employees join the ON Semiconductor organization. The majority of these employees are located in Mechelen, Belgium.

Additional details regarding the ISBU acquisition will be discussed during ON Semiconductor’s first quarter 2011 earnings call to be held in May.

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ON Semiconductor Completes Acquisition of CMOS Image Sensor Business Unit from Cypress

For the time being, all newly acquired ISBU products will retain the Cypress brand. All ISBU products, services and support can still be accessed via http://www.cypress.com/?id=201&source=header. Links to this information from www.onsemi.com will be provided within 30 days.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance silicon solutions for energy efficient electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers efficiently solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the Image Sensor Business Unit (“ISBU”) transaction between ON Semiconductor and Cypress Semiconductor and the transaction’s related future effects and benefits, including but not limited to, anticipated benefits of the acquisition from a product and financial standpoints, and the integral nature of ISBU to ON Semiconductor. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to, difficulties encountered in integrating the ISBU; the possibility that expected benefits and cost savings may not materialize as expected and/or when expected; the variable demand and the aggressive pricing environment for semiconductor products; the ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality for products; the adverse impact of competitive product announcements; revenues and operating performance; poor economic conditions and markets, including the current credit markets; the cyclical nature of the semiconductor industry; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields; control of costs and expenses; significant litigation; risks associated with acquisitions and dispositions generally; risks associated with leverage and restrictive covenants in debt agreements; risks associated with international operations including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; risks related to new legal requirements such as health care reform; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s 2010 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on February 24, 2011, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the SEC. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

ON Semiconductor Completes Acquisition of CMOS Image Sensor Business Unit from Cypress

Media Contact	Investor Contacts

Anne Spitza	Ken Rizvi
Corporate Communications	M&A, Treasury & Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

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